Exhibit 99

SOCIAL NETWORKING COMPANY, COLLEGE TONIGHT, INC., FINALIZES MERGER WITH SIMEX TECHNOLOGIES, INC.

College Tonight Becomes One Of First Social Networks

To Enter Public Marketplace (SMXT)

ATLANTA, November 29, 2007: (OTC: SMXT)

College Tonight, Inc., the evolution of collegiate social networking, announced today the completion of its merger with Simex Technologies, Inc.  College Tonight is now a wholly-owned subsidiary of Simex, whose common stock is traded on the pink sheets (OTC: SMXT).  As a part of the transaction, before and at closing of the merger, College Tonight raised $1,639,500 in equity capital in private placements to accredited investors.  In connection with the merger, Simex filed with the SEC all delinquent annual and quarterly reports, and is now current on its reporting requirements as a public company.

Zachary R. Suchin, the founder of College Tonight, and the new President & CEO of Simex, said “We are elated to begin writing the next chapter of not only College Tonight, but also of the social networking revolution.  As part of a public company, College Tonight intends to continue its mission of promoting actual social interactivity, rather than the sedentary lifestyle to which most sites relegate their users.  Through diligent execution of our innovative mobile strategy, implementation of our unique privacy protection, and matchless local focus, we are leading college students across the country and the sector as a whole, towards what social networking should have evolved into by now- taking the experience from computer interface, to face-to-face.”

Over the next several months, as College Tonight’s national “Disorientation” college tour continues, College Tonight will introduce its members to an array of fresh and unique features including mobility. Through this dual online/offline marketing platform, sponsors will have an opportunity to expose their product to what has been called the most difficult to reach and fragmented audience in history, and to introduce their brands to students in ways that are inherently a part of the college experience. As other companies battle to maximize online utility, College Tonight will take the networking experience far beyond.

As described in its October 16, 2007 press release, Simex issued College Tonight shareholders a total of 2,412,800 shares of Series A Convertible Preferred Stock, which are automatically convertible into approximately 74% of Simex’s common stock upon the filing of certain amendments to Simex’s Certificate of Incorporation.  Simex intends to file an amendment to its Certificate of Incorporation to increase its authorized common stock from 50,000,000 to 100,000,000 shares, to effect a one for four reverse split, and to change its name to “College Tonight, Inc.” upon compliance with SEC proxy regulations.

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Simex intends to apply for a new trading symbol, and move trading of its common stock to the OTCBB, once the amendments to its Certificate of Incorporation are filed.

College Tonight is a social networking experience and marketing platform, which is designed to promote actual social interactivity among college students.  Due to the mobile nature of the site, the service’s design is also structured for the mobile user, focusing on nightlife events and social opportunities both directly on a student’s campus and within their broader communities.  College Tonight’s platform intends to allow advertisers an opportunity to tap into the world of active, outgoing and socially motivated college students – the “trendsetters” and “tastemakers” of society.

Information in this release regarding Simex or College Tonight’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Simex or College Tonight as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.

CONTACT INFORMATION:

Zachary R. Suchin

President & CEO

Simex Technologies, Inc./College Tonight, Inc.

6380 Wilshire Blvd., Suite 1020

Los Angeles, CA 90048

T: (323) 966-5800, f: (323) 966-5830

www.collegetonight.com

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